EXHIBIT 10.1

AGREEMENT OF PURCHASE AND SALE

BY AND BETWEEN

PAINCARE HOLDINGS, INC.,

AND

CHRISTOPHER E. CENAC, M.D.

DATED: December 31, 2003

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (the “Agreement”) is entered into effective this 31st day of December, 2003, by and between Christopher E. Cenac, M.D., an individual residing in the State of Louisiana (hereinafter referred to as “Seller”) and PainCare Holdings, Inc., a Florida corporation (hereinafter referred to as “Buyer” or sometimes “PainCare”). Buyer, its Subsidiary (defined below) and the Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller is a licensed medical provider in the State of Louisiana who owns and operates a medical practice specializing in orthopedic medicine, pain management procedures and other ancillary services, solely through Seller, his physician employees and other medical personnel (the “Business”) with its principle business location at 210 New Orleans Blvd., Houma, Louisiana 70364 (the “Business Location”); and

WHEREAS, Seller is desirous of selling all of the assets of the Business; and

WHEREAS, Buyer through a wholly owned subsidiary, PainCare Acquisition Company VIII, Inc., a Florida corporation d/b/a the Bone & Joint Surgical Clinic (hereinafter called “Subsidiary” and together with the Buyer sometimes hereinafter called the “Acquiring Companies”) is desirous of buying said assets all on the following terms and conditions.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained and the sum of $10.00 and other good and valuable consideration paid by Buyer to Seller, receipt of which is hereby acknowledged by Seller, it is mutually covenanted and agreed by the parties hereto as follows:

1. PURCHASE AND SALE OF ASSETS

1.1 Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), and except as otherwise stated, Seller shall sell, transfer, convey, assign, and deliver to Subsidiary and Buyer shall purchase and accept, unless otherwise excluded as provided herein, all of the business rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued, contingent or otherwise, and wherever situated) of Seller, used, held for use or acquired or developed for use in the Business, or developed in the course of conducting the Business or by persons employed in the Business (collectively the “Purchased Assets”). The Purchased Assets shall include all the following assets or rights of the Seller, to the extent so used, held, acquired or developed in the Business:

(a) Cash and Cash Equivalents and Accounts Receivable. All cash and cash equivalents, and the Accounts Receivable for the Business described in Disclosure Schedule 1.1.(a).

(b) Leased Real Property. The lease of real property with respect to Business Location (the “Real Property Lease”) described in Disclosure Schedule 1.1.(b).

(c) Personal Property. All other property described in Disclosure Schedule 1.1.(c).

(d) Inventory. All inventories including, without limitation, drugs, medication, pharmaceutical supplies, other medical supplies, merchandise and durable medical equipment on the Closing Date, together with related packaging and delivery materials (collectively the “Inventory”).

(e) Personal Property Leases. All leases of equipment and other personal property leased by Seller for use in the Business (the “Personal Property Leases”) described in Disclosure Schedule 1.1(e).

(f) Intellectual Property. Seller’s interest in any and all Intellectual Property. As used herein, the term “Intellectual Property” shall mean and include: (i) all trademark rights, business identifiers, trade dress, logos, service marks, trade names and brand names, all registrations thereof and applications therefore and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; (vi) all computer software (including all data and related documentation); (vii) all other proprietary rights; (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium); and (ix) all claims for infringement or breach of any of the foregoing. Notwithstanding the foregoing, Intellectual Property shall not include Seller’s interest in a book which he is co-authoring with Richard Bunch, Ph.D, P.T.

(g) Contracts. All Seller’s rights in, to and under all contracts, agreements, license agreements, purchase orders and sales orders (hereinafter “Contracts”) of Seller as it relates to the Business. To the extent that any Contract for which assignment to Buyer is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Seller and Buyer agree to use their reasonable best efforts (without any requirement on the part of Buyer to pay any money or agree to any change in the terms of any such Contract) to obtain the consent of such other party to the assignment of any such Contract to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Seller agrees to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Contract, including enforcement at the cost and for the account of Buyer of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyer, upon notice to Seller, shall have no obligation pursuant to Section 2.1 or otherwise with respect to any such Contract and any such Contract shall not be deemed to be a Purchased Asset hereunder.

(h) Computer Software. All computer programs and other software, documentation and related property and information of Seller.

(i) Records and Files. All records, files, invoices, patient files and records, customer lists, specifications, designs, drawings, accounting records, financial records, business records, operating data and other data.

(j) Licenses; Permits. All licenses, permits and approvals necessary to operate the Business in the State of Louisiana.

(k) Business Name. The trade name “Bone & Joint Surgical Clinic” and all rights to use or allow others to use such name.

(l) General Intangibles. All prepaid items, all causes of action arising out of occurrences before or after the Effective Date, and other intangible rights and assets including, without limitation, telephone numbers, directory listings, and prepaid advertisements.

1.2 Excluded Assets. Section 1.1 notwithstanding, Seller shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept the following assets of Seller:

(a) Consideration. The consideration delivered by Buyer to Seller pursuant to this Agreement.

(b) Tax Credits and Records. Federal, state and local income and franchise tax credits and tax refund claims and associated returns and records. Buyer shall have reasonable access to such records and may make excerpts therefrom and copies thereof.

(c) Personal Assets. Those personal assets of Seller.

2. ASSUMPTION OF LIABILITIES

2.1 Liabilities to be Assumed. As used in this Agreement, the term “Liability” shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Effective Date, Buyer shall assume or take subject to, as the case may be, and agrees to perform and discharge the following, and only the following, Liabilities of Seller:

(a) Certain Liabilities. Those certain accounts payable and accrued Liabilities reflected listed in Disclosure Schedule 2.1.(a).

(b) Contractual Liabilities. Seller’s Liabilities as of and after the Effective Date under and pursuant to the Contracts described in Section 1.1.(b), 1.1.(e) and 1.1.(g).

(c) Liabilities Under Permits and Licenses. Seller’s Liabilities as of and after the Effective Date under any permits or licenses listed in Disclosure Schedule 1.1(j) and assigned to Buyer at the Closing.

(d) Line of Credit. Buyer is acquiring the Accounts Receivable for the Business described in Disclosure Schedule 1.1.(a) subject to that certain secured interest of South Louisiana Bank, 1362 West Tunnel Blvd., Houma, LA 70361 (the “Bank”) as it pertains to that certain Promissory Note and Business Loan Agreement (No. 30340905) dated March 12, 2002, which will have as of the Closing Date a balance, including principal and accrued interest, of not more than $605,000 (hereinafter, the “Bank Loan”). Buyer and Seller understand that the Bank intends to convert the Bank Loan to an installment payment loan requiring twenty three (23) equal monthly payments of $30,000 and a final payment on the 24th month equal to the unpaid principal balance and all accrued interest (the “Installment Loan”). The Subsidiary agrees to make such payments out of its available cash flow and to secure the payment of the Installment Loan with the accounts receivable generated by the Subsidiary. Seller agrees to execute, if the Bank requires, such additional guarantee, promissory note and any other documents necessary to effectuate the closing of the Installment Loan. Finally, Seller agrees that in the event the Subsidiary is unable to make, out of its cash flow from operations, the payments required by the Installment Loan that he will defer until such time as sufficient cash flow is available all necessary cash payments that may otherwise be required to be made to him pursuant to this Agreement and/or that certain Employment Agreement by and between the Subsidiary and the Seller of even date herewith in order for the Subsidiary to satisfy the Bank Loan.

The Liabilities described in subsections 2.1.(a), 2.1.(b), 2.1.(c) and 2.1(d) above are hereinafter collectively described as the “Assumed Liabilities.”

2.2 Liabilities Not to be Assumed. Except as and to the extent specifically set forth in Section 2.1, Buyer is not assuming nor buying the Purchased Assets subject to any Liabilities of Seller and all such Liabilities shall be and remain the responsibility of Seller.

2.3 Taxes Arising from Transaction. Buyer shall not assume or be responsible for any taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to

Buyer and the other transactions contemplated by this Agreement, including but not limited to any income, transfer, sales, use, gross receipts or documentary stamp taxes.

2.4 Income and Franchise Taxes. Buyer shall not assume or be responsible for any Liability of Seller for Federal income taxes and any state or local income, profit or franchise taxes (and any penalties or interest due on account thereof).

2.5 Product, Medical Malpractice and Service Liability. Buyer shall not assume or be responsible for any Liability of Seller arising out of or in any way relating to or resulting from, either directly or indirectly, any medical negligence, malpractice or professional or personal liability or pharmaceutical, medication or product manufactured, formulated, mixed, compounded, assembled or sold or any service performed by Seller, his contractors or any of his employees prior to the Effective Date (including any Liability of Seller or any of his employees, contractors or agents for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, negligence, breach of warranty or otherwise).

2.6 Litigation Matters. Buyer shall not assume or be responsible for any Liability of Seller with respect to any action, claim, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative (“Litigation”).

2.7 Infringements. Buyer shall not assume or be responsible for any Liability of Seller with respect to a third party for infringement of such third party’s Intellectual Property.

2.8 Transaction Expenses. Buyer shall not assume or be responsible for any Liabilities incurred by Seller in connection with this Agreement and the transactions contemplated herein.

2.9 Liability For Breach. Buyer shall not assume or be responsible for any Liabilities of Seller for any breach or failure to perform any of Seller’s covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing, any other contract or agreement, whether or not assumed hereunder, including breach arising from assignment of contracts hereunder without consent of third parties.

2.10 Liabilities to Affiliates. Buyer shall not assume or be responsible for any Liabilities of Seller to its present or former Affiliates.

2.11 Violation of Laws or Orders. Buyer shall not assume or be responsible for any Liabilities of Seller for any violation of or failure to comply with any statute, law, ordinance, rule or regulation (collectively, “Laws”) or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, “Government Entities”).

3. PURCHASE PRICE - PAYMENT

3.1 Initial Transaction Consideration. Subject to the adjustments set forth in Section 3.2 below, the initial aggregate transaction consideration that Buyer shall pay to the Seller for the Purchased Assets shall equal (i) the amount of the Assumed Liabilities plus (ii) Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000) comprised of: (x) One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000) (the “Cash Due At Closing”) which shall be delivered via wire transfer on the Closing Date to a bank account designated by the Seller; plus (y) Five Hundred Sixty Five Thousand and Forty Eight (565,048) common shares, $.0001 par value, of Buyer (the “Initial Buyer Shares”) which for purposes of this Agreement shall equal One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000), or $2.2122 per share. The Cash Due At Closing and the Initial Buyer Shares shall hereinafter collectively be known as the “Initial Transaction Consideration.”

3.2 Potential Post Closing Adjustments.

(a) Accounts Receivable Adjustment. If the Subsidiary, within the twelve (12) month calendar period immediately following the Closing Date, does not collect a total of at least Six Hundred Thousand and 00/100 Dollars ($600,000.00) from the accounts receivable purchased pursuant to this Agreement (the “Acquired Accounts Receivable”), then the Initial Transaction Consideration shall be reduced dollar for dollar by the A/R Adjustment. The “A/R Adjustment” shall equal the difference between Six Hundred Thousand and 00/100 Dollars ($600,000.00) and the amount of the Acquired Accounts Receivable actually collected by the Subsidiary during such twelve (12) month period. Buyer shall receive payment for the A/R Adjustment through a lump sum cash payment from the Seller within seven (7) days after the end of the twelve (12) month period.

3.3 Earn-out Payment.

(a) General. Subject to the condition that the Subsidiary achieves Formula Period Profits (as defined in Subsection (f) below) of at least One Million and 00/100 Dollars ($1,000,000) (the “Earnings Threshold”) in each of the three (3) successive twelve (12) month calendar periods beginning on January 1, 2004 (each such twelve (12) month calendar period shall be referred to herein as a “Formula Period”), then Buyer shall pay to the Seller a total amount of additional consideration of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000), payable in three equal annual installments of Eight Hundred Thirty Three Thousand Three Hundred Thirty Three and 33/100 Dollars ($833,333.33) (the “Intended Installment Payment”) as of the time and in the form of consideration provided in Section 3.3(d) below and subject to adjustment as provided in Section 3.3(b) and (c) below.

(b) Installment Payment Discount. Notwithstanding Section 3.3(a) above, if the Subsidiary fails to achieve the Earnings Threshold in any Formula Period, the amount of the Intended Installment Payment for such Formula Period shall be recalculated to equal the product of the Intended Installment Payment, multiplied by the Installment Payment Discount (as defined below) (the “Adjusted Installment Payment”). The “Installment Payment Discount” shall equal

(i) the Formula Period Profits (as defined in Subsection (f) below) for such Formula Period divided by the Earnings Threshold; multiplied by (ii) ninety percent (90%).

(c) Installment Payment Premium. Notwithstanding Section 3.3(b), if (i) the Seller receives the Adjusted Installment Payment from Buyer in any Formula Period (including the last Formula Period) rather than the Intended Installment Payment as a result of the Formula Period Profits equaling less than the Earnings Threshold for such Formula Period, and (ii) the Subsidiary’s Formula Period Profits exceed the Earnings Threshold in the Formula Period immediately subsequent to the Formula Period (or, with respect to the last Formula Period if there is an Adjusted Installment Payment, the twelve (12) month period immediately following the last Formula Period) for which the Installment Payment Discount corresponded, then Buyer shall pay to the Seller the Installment Payment Premium (as defined below). The “Installment Payment Premium” shall equal the product of (A) the Formula Period Profits for the Formula Period (or, the twelve (12) month period immediately following the last Formula Period, as the case may be) in which the Installment Payment Premium is calculated minus the Earnings Threshold, multiplied by (B) Seventy-five percent (75%). The Installment Payment Premium shall be paid to the Seller in the same percentages, form and time as the Installment Payments (as defined in Subsection 3.3(d) below) are due for the Formula Period for which the Installment Payment Premium is calculated.

(d) Manner of Payment. Within sixty (60) days after the end of each Formula Period, Buyer shall prepare and deliver to the Seller a financial statement presenting the Formula Period Profits for the Subsidiary for the applicable Formula Period (the “Formula Period Profits Statement”). Ten (10) business days after delivery of the Formula Period Profits Statement, the Seller shall in a written notice to Buyer either accept or describe in reasonable detail any proposed adjustments to the Formula Period Profits Statement and the reasons therefore, and shall include pertinent calculations. If the Seller fails to deliver notice of acceptance or objection to the Formula Period Profits Statement within such ten (10) day period, the Seller shall be deemed to have accepted the Formula Period Profits Statement. If the Seller accepts or fails to object to the Formula Period Profits Statement within the ten (10) day period set forth above, then within ninety (90) days after the end of the Formula Period, Buyer shall pay to the Seller the Intended Installment Payment or the Adjusted Installment Payment (each an “Installment Payment”, and collectively, the “Installment Payments”) along with any Installment Payment Premium owed in accordance with Subsection 3.3(c) above as follows: (i) fifty percent (50%) of the Installment Payment shall be made in cash via wire transfer to a bank account designated by the Seller at least five (5) days prior to the end of the Formula Period; and (ii) fifty percent (50%) of the Installment Payment shall be made in Buyer’s common shares, $.0001 par value (hereinafter the “Earn-out Shares”), priced at Fair Market Value (as defined in Subsection 3.3(f) below) as of the last day of the subject Formula Period. In the event Buyer and the Seller are not able to agree on the Formula Period Profits Statement within thirty (30) days from and after the receipt by Buyer of any objections raised by the Seller, Buyer and the Seller shall each have the right to require that such disputed determinations be submitted to an independent certified public accountant or accounting firm that Buyer shall select, for computation or verification in accordance with the provisions of this Agreement, and the Installment Payment shall be paid by Buyer to the Seller within fifteen (15) days after receipt of the accountant’s computation or verification. The foregoing provisions for certified public accounting firm review shall be final and binding upon the Parties and there shall be no right of appeal from such decision.

(e) Earn-out Cap. Notwithstanding anything to the contrary in this Section 3, in no event whatsoever shall the aggregate amount of the Installment Payments and Installment Payment Premiums payable to the Seller from Buyer in cash, in the Earn-out Shares (as priced pursuant to this Agreement) or any other form of consideration exceed Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000).

(f) Definitions for Purposes of Section 3. For purposes of Section 3 of this Agreement, the following terms shall have the meanings set forth below:

(i) “Fair Market Value” shall mean the value of the Earn-out Shares determined as follows:

1. if the principal market for Buyer’s common shares, $0.0001 par value (the “Buyer’s Shares”) is a national securities exchange, then the “Fair Market Value” of the Earn-out Shares shall equal the thirty (30) day trailing average of the closing ask prices of the Buyer’s Shares as reported by such exchange or on a composite tape reflecting transactions on such exchange; or

2. if the principal market for the Buyer Shares is not a national securities exchange, but the price of the Buyer Shares is quoted on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) Stock Market, and (A) actual closing price information is available with respect to the Buyer Shares, then the “Fair Market Value of the Earn-out Shares shall equal the thirty (30) day trailing average of the closing ask prices of such stock on the NASDAQ Stock Market; or (B) actual closing price information is not available with respect to the Buyer Shares, then the “Fair Market Value” of the Earn-out Shares shall equal the thirty (30) day trailing average of the bid prices per share of such stock on the NASDAQ Stock Market; or

3. if the principal market for the Buyer Shares is neither a national securities exchange and such stock is not quoted on NASDAQ, then the “Fair Market Value” of the Earn-out Shares shall equal the thirty (30) day trailing average of the closing ask prices of the Buyer Shares as reported by the OTC Bulletin Board Service or by National Quotation Bureau, Incorporated, or a comparable service selected by Buyer; or

4. if subsections (f)(i)(1)-(3) above are inapplicable or if no trades have been made or no quotes are available for such day with respect to the Buyer Shares, then the “Fair Market Value” of the Earn-out Shares shall be determined by an independent third party appraiser selected by Buyer. Within ten (10) days after the effective date of the appraiser’s appointment, the appraiser shall deliver an appraisal of the Fair Market Value of the Earn-out Shares, which shall be binding and conclusive on the Parties. The cost of any appraisal hereunder shall be shared equally by the Parties, and each Party shall be responsible and financially liable for its or his own attorneys’ fees; and

5. with the understanding that notwithstanding the Fair Market Value ascribed to the Earn-out Shares pursuant to subsections 3.3(f)(i) (1), (2), (3) or (4) above in no event shall the Fair Market Value of the Earn-out Shares ever be less than One and 50/00 Dollars ($1.50) per share.

(ii) “Formula Period Profits” shall mean the Subsidiary’s earnings before deductions for interest, taxes, depreciation and amortization (“EBITDA”) as calculated utilizing GAAP by Buyer’s independent certified public accountants for the applicable Formula Period where possible, and as calculated by Buyer for quarterly and less than quarterly periods for such Formula Period. Notwithstanding the foregoing, the calculation of the Formula Period Profits shall not include any costs or expenses related to: (i) the corporate overhead of Buyer or other administrative or similar charges that Buyer might impose upon the Subsidiary, except those charges for services provided directly to and for the benefit of the Subsidiary; (ii) any non-recurring charges, losses, profits, gains, or non-cash adjustments not related to the ongoing operations of the Subsidiary’s business, including but not limited to discontinued operations, extraordinary items, acquisition costs and goodwill charges incurred in connection with the transactions contemplated hereby (excluding the write-off of any goodwill with respect to the Subsidiary in accordance with FASA 142), or unusual or infrequent items as such terms are defined pursuant to generally accepted accounting principles, or (iii) any charge related to grants or exercises of options of employees of the Subsidiary, or (iv) any direct costs and expenses incurred by the Subsidiary during the first six (6) months of employment (the “Capitalized Period”) as such expenses directly relate to an additional physician for the Subsidiary’s business (the “Capitalized Physician Expenses”) with the understanding that: (x) such new physician must be hired within the first two (2) Formula Periods, (y) that the Capitalized Physician Expenses shall not exceed $225,000 without PainCare’s approval, and (z) that the Capitalized Physician Expenses will be amortized ratably and charged to the Subsidiary’s earnings (i.e., Formula Period Profits) over the remaining Formula Periods beginning on the first day of the first month following the Capitalized Period. The Formula Period Profits shall specifically include without limitation all revenues and expenses associated with Buyer’s MedX Rehabilitation Program (except with respect to the costs associated with the acquisition of rehabilitation equipment and the initial training of employees, which shall be PainCare’s expense) which may be implemented by the Subsidiary subsequent to the Closing unless the Parties otherwise mutually agree in writing. In addition, the Formula Period Profits may include, at the election of the Seller, all revenues and expenses associated with any one or more of Seller’s “Outside Activities” as that term is defined in that certain Employment Agreement entered into by and between the Subsidiary and Seller of even date herewith provided that the Subsidiary receives all the revenues and profits associated with such Outside Activities which are included in the Formula Period Profits.

(g) Capital Adjustments Affecting Common Stock.

1. The existence of the Earn-up Shares shall not affect in any way the right or power of the Buyer or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Buyer’s capital structure or its business, or any merger or consolidation of the Buyer or to issue any securities, bonds, debentures, or preferred or prior preference stock ahead of or affecting the common stock of the Buyer or the rights thereof, or to effect the dissolution or liquidation of the Buyer, or any sale or transfer of all or part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

2. In the event of a stock dividend, recapitalization, merger in which the Buyer is the surviving corporation, split-up, combination or exchange of shares or the like which results in a change in the number or kind of shares of common stock which is outstanding immediately prior to such event, the aggregate number and kind of shares subject to the rights of the Seller relative to the Earn-up Shares (hereinafter the “Earn-up Rights”) and the price thereof, shall be appropriately adjusted in the same manner as the number and kind of shares of a shareholder of the Buyer who owned the same number and kind of shares immediately prior to such event. Such adjustments shall be made by the Board of Directors of the Buyer, whose determination shall be conclusive and binding on all parties.

3. Except as otherwise expressly provided herein, the issuance by the Buyer of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Buyer convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of or price to Buyer of the Earn-up Rights or any Earn-up Shares.

4. In case of any consolidation or merger of the Buyer with or into another corporation or the conveyance of all or substantially all of the assets of the Buyer to another corporation or a share exchange transaction involving not less than 50% of the issued and outstanding common stock of the Buyer, the Earn-up Shares shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of common stock deliverable upon entitlement to the Earn-up Shares would have been entitled upon such consolidation, merger, conveyance or exchange; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Earn-up Rights, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon entitlement to the Earn-up Shares.

3.4 Pledge Agreement. Contemporaneous with the Closing, Buyer agrees to execute a pledge agreement in the form attached hereto as Exhibit 3.4 (the “Pledge Agreement”) to secure the payment of the Intended Installment Payments.

3.5. Prorations. The following prorations relating to the Purchased Assets will be made as of the Effective Date, with Seller liable to the extent such items relate to any time period prior to the Effective Date and Buyer liable to the extent such items relate to periods as of and subsequent to the Effective Date provided this Agreement is not terminated as provided for herein. Except as otherwise specifically provided herein, the net amount of all such prorations will be settled and paid as the parties agree:

(a) Personal property taxes, assessments and other taxes, if any, on or with respect to the Purchased Assets.

(b) Rents, additional rents, taxes and other items payable by Seller under any lease, license, permit, contract or other agreement relative to the Assumed Liabilities.

(c) The amount of rents, taxes and charges for sewer, water, fuel, telephone, electricity and other utilities.

(d) All other items normally adjusted in connection with similar transactions.

3.6 Other Payments and Adjustments. The amount of wages and other remuneration due in respect of periods prior to the Effective Date to employees of the Business and the amount of bonuses due to such employees for all such periods will be paid by Seller directly to such employees.

3.7 Allocation of Purchase Price. The aggregate Purchase Price (including the assumption by Buyer of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes in accordance with Disclosure Schedule 3.7. Seller and Buyer will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service (“IRS”) under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) or any regulations thereunder, Buyer and Seller will disclose such reports to the other prior to filing with the IRS.

4. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties to Buyer, each of which is true and correct on the date this Agreement is executed and shall remain true and correct to and including the Effective Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed and accepted by Buyer in the disclosure schedules delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein.

4.1 Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized. No other or further act or proceeding on the part of Seller or any lienholder or other party is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Seller pursuant hereto will constitute, valid binding agreements of Seller, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

4.2 No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto, nor the consummation by Seller of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity or (c) will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party or by which the Seller is bound or to which any of the Purchased Assets are subject, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 4.8), upon any of the Purchased Assets under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller is a party or by which Seller or any of its assets or properties may be bound or affected.

4.3 Tax Matters. Except as set forth on Disclosure Schedule 4.3: (i) all state, foreign, county, local and other tax returns relating primarily to the Business or the Purchased Assets, or required to be filed by or on behalf of Seller in any jurisdiction or any political subdivision thereof, have been timely filed and the taxes paid or adequately accrued; (ii) Seller has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees, contractors and agents of the Business; and (iii) Seller has not received any notice of underpayment of taxes or other deficiency which has not been paid and there are outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return or report relating primarily to the Business or the Purchased Assets, or required to have been filed by Seller in any jurisdiction or political subdivision thereof.

4.4 Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in Disclosure Schedule 4.4, Seller does not have any Liabilities, other than commercial liabilities and obligations incurred in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on Seller or the Business, or the financial condition or results of operations of the Business. Except as and to the extent described in Disclosure Schedule 4.4, Seller has no knowledge of any basis for the assertion against Seller or the Business or the Purchased Assets of any liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities, except commercial liabilities and obligations incurred in the ordinary course of Seller’s Business and consistent with past practice.

4.5 Compliance With Laws and Orders.

(a) Compliance. Except as set forth in Disclosure Schedule 4.5(a), the Business (including each and all of its operations, practices, properties and assets) is in compliance with all applicable laws and orders, including, without limitation, those applicable to discrimination in employment, Medicare, insurance billings, providing of medical services, sales of medication and durable medical equipment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, and product advertising. Except as set forth in Disclosure Schedule 4.5(a), Seller has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any laws or orders with respect to the operations of the Business. All reports and returns required to be filed by Seller with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

(i) The operation of the Business as it is now conducted does not, nor does any condition existing at the Business Location, in any manner constitute a nuisance or other tortuous interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of the Business or the manner in which it is now conducted.

(ii) Seller has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments where it is required to maintain such accounts with respect to the operations of the Business, and each of such accounts has a positive balance.

(iii) Seller has timely filed, in a complete and correct manner, all requisite claims and other reports required to be filed in connection with all state and federal Medicare and Medicaid programs due on or before the date hereof. There are no claims, actions, payment reviews, or appeals pending or threatened before any commission, board or agency, including, without limitation, any intermediary or carrier, the Administrator of the Health Care Financing Administration, the Louisiana Department of Health and Rehabilitative Services, the Louisiana Board of Medicine or any other state or federal agency with respect to any Medicare or Medicaid claims filed by the Seller on or before the Effective Date or program compliance matters, which would adversely affect the Business, the Purchased Assets or the consummation of the transactions contemplated hereby. No validation review or program integrity review related to the Seller (other than normal, routine reviews) has been conducted by any commission, board or agency in connection with the practice of medicine or any Medicare or Medicaid program, and no such reviews are scheduled, pending or, threatened against or affecting the Seller or the consummation of the transactions contemplated hereby.

(ii) Neither Seller nor any person or entity providing services for Seller have engaged in any activities which are prohibited under 42 U.S.C. d1320a-7a or d1320a-7b, or the regulations promulgated thereunder, pursuant to such statutes or any other related state or local statutes and regulations, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its, his or her own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration kickback, bribe or rebate, directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration in return for (e) referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (f) purchasing, leasing or ordering, or arranging for or recommending purchasing, leasing or ordering, any medication, goods, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid. No physician (or his or her immediate family members) having a “financial relationship” with Seller, as that term is defined in 42 U.S.C. Section 1395nn, is in a position, directly or indirectly, to refer patients or services to the Seller, or any such referral complies with the requirements of 42 U.S.C. Section 1395nn and the regulations promulgated pursuant thereto.

(v) Seller has filed when due any and all material cost reports and other documentation and reports, if any, required to be filed by third-party payors and governmental agencies in compliance with applicable contractual provisions and/or laws, regulations and rules.

(b) Licenses and Permits. Seller has all licenses, permits, approvals, authorizations and consents of all Government Entities and insurance companies including Medicare and all certificates, licenses and permits required for the conduct of the Business. Except as set forth in Disclosure Schedule 4.5(b), the Business (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

4.6 Title to and Condition of Properties.

(a) Marketable Title. Seller has good and marketable title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, covenants, reservations, restrictions, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, “Liens”) except those described in Disclosure Schedule 4.6(a). None of the Purchased Assets are subject to any restrictions with respect to the transferability thereof. Seller has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby. At Closing, Buyer will receive good and marketable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever except those described in the appropriate Disclosure Schedule.

(b) Condition. All tangible assets constituting Purchased Assets hereunder are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Seller), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of Seller as conducted during the preceding twelve (12) months and as contemplated for the next three (3) years. All buildings and other structures owned or otherwise utilized by Seller in operating the Business are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

(c) No Condemnation or Expropriation. Neither the whole nor any portion of the Purchased Assets is subject to any order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefore, nor to the best of Seller’s knowledge has any such condemnation, expropriation or taking been proposed.

4.7 Insurance. Set forth in Disclosure Schedule 4.7 is a complete and accurate list and description of all policies of errors and omissions, fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the Business and the Purchased Assets, true and correct copies of which have heretofore been delivered to Buyer. Disclosure Schedule 4.9 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of $5,000.00. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the Business and the Purchased Assets, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Disclosure Schedule 4.9 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses from the beginning of the most recent fiscal year to date equal 25% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and Seller has no information or knowledge of any act or omission of Seller which could result in cancellation of any such policy prior to its scheduled expiration date. Seller has not been refused any insurance with respect to any aspect of the operations of the Business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Seller has duly and timely made all claims it has been entitled to make under each policy of insurance. There is no claim by Seller pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and Seller does not know of any basis for denial of any claim under any such policy. Seller has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefore will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or non-renewal of any such policy. Such policies are sufficient in all material respects for compliance by Seller with all requirements of law and with the requirements of all material contracts to which Seller is a party.

4.8. Contracts and Commitments.

(a) Real Property Lease. Except as set forth in Disclosure Schedule 1.1.(b), Seller has no leases of real property used or held for use in connection with the Business or the Purchased Assets.

(b) Personal Property Leases. Except as set forth in Disclosure Schedule 1.1(e), Seller has no leases of personal property used or held for use in connection with the Business or the Purchased Assets.

(c) Purchase Commitments. Seller has no purchase commitments for inventory items or supplies in connection with the Business.

(d) Sales Commitments. Seller has no sales contracts or commitments to customers or distributors in connection with or affecting the Business or the Purchased Assets. Seller has no sales contracts or commitments in connection with or affecting the Business or the Purchased Assets except those made in the ordinary course of business, at arm’s length, and no such contracts or commitments are for a sales price which would result in a loss to the Business.

(e) Contracts With Affiliates and Certain Others. Seller has no agreement, understanding, contract or commitment (written or oral) in connection with or affecting the Business or the Purchased Assets with any Affiliate or any other officer, employee, agent, consultant, distributor, dealer or franchisee.

(f) Powers of Attorney. The Seller has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever in connection with or affecting the Business or the Purchased Assets.

(g) Loan Agreements. Except as otherwise disclosed in the Disclosure Schedules, Seller is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise, which obligation constitutes or gives rise or could by its terms, through the giving of notice or any other events short of judgment by a court, give rise to a lien against any Purchased Asset.

(h) Guarantees. Except as otherwise disclosed in the Disclosure Schedules, Seller has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person, in connection with the Business or in any other way which affects the Business or the Purchased Assets.

(i) Government Contracts. Except as otherwise disclosed in the Disclosure Schedules, Seller is not a party to any contract with any governmental body.

(j) Burdensome or Restrictive Agreements. Seller is not a party to nor is it bound by any agreement, deed, lease or other instrument in connection with or affecting the Business or the Purchased Assets which is so burdensome as to materially affect or impair the operation of the Business. Without limiting the generality of the foregoing, Seller is not a party to nor is it bound by any such agreement requiring Seller to assign any interest in any trade secret or proprietary information constituting Purchased Assets hereunder, or prohibiting or restricting Seller in its operation of the Business from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on the Business anywhere in the world.

(k) No Default. Seller is not in default under any lease, license, contract or commitment in its operation of the Business, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Seller’s obligations or result in the creation of any Lien on any Purchased Asset. No third party is in default under any such lease, contract or commitment to which Seller is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder, or give rise to an automatic termination, or the right of discretionary termination thereof.

4.9. Employee Benefit Plans. There are no pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, “golden parachutes,” collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed by Seller in its operation of the Business (“Business Employees”).

4.10 Intellectual Property. Disclosure Schedule 4.10 lists all Intellectual Property of the type described in Section 1.1(f) which are or were used, held for use, or acquired or developed for use in the Business, or developed in the course of conducting the Business or by persons employed in the Business, specifying whether such Intellectual Property are owned, controlled, used or held (under license or otherwise) by Seller, and also indicating which of such Intellectual Property are registered. Seller is not infringing and has not infringed any Intellectual Property of another in the operation of the Business, nor is any other person infringing the Intellectual Property of Seller. Seller has not granted any license or made any assignment of any Trade Right listed on Disclosure Schedule 4.10, and no other person has any right to use any such Trade Right. Seller does not pay any royalties or other consideration for the right to use any Intellectual Property of others. There is no Litigation pending or threatened to challenge Seller’s right, title and interest with respect to its continued use and right to preclude others from using any Intellectual Property of Seller. All Intellectual Property of Seller are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of Seller.

4.11 Product Warranty and Product Liability. There are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. There are no defects in design, construction or manufacture of Products which would adversely affect performance or create an unusual risk of injury to persons or property. None of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign and, to Seller’s knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. As used in this Section 4.13, the term “Products” means any and all medication and other products currently or at any time previously manufactured, compounded, mixed, formulated, distributed or sold by Seller, or by any predecessor of Seller under any brand name or mark under which products are or have been manufactured, distributed or sold by Seller, in or through the Business.

4.12 Assets Necessary to Business. The Purchased Assets include all property and assets (except for the Excluded Assets), tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit Buyer to carry on, as currently used or held for use in, the Business as presently conducted.

4.13 No Brokers or Finders. Neither Seller nor any of his employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

4.14 Financial Statements. Included as Disclosure Schedule 4.14 are true and complete copies of the financial statements of the Seller consisting of (i) a balance sheet of the Seller as of December 31, 2002 and the related statements of operations for the year then ended (including the notes contained therein or annexed thereto), which financial statements are audited, and (ii) an unaudited balance sheet of the Seller as of September 30, 2003 (the “Recent Balance Sheet”), and the related unaudited statements of operations for the nine (9) months then ended (the “Recent Statement of Operations”) and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including the notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, have been prepared in accordance with the books and records of the Seller and fairly present, in accordance with generally accepted accounting principles, the assets with adequate provision made for doubtful accounts, liabilities and financial position, the results of operations of the Seller as of the dates and for the years and periods indicated.

4.15. Conduct Since Date of Recent Balance Sheet. Except as set forth in this Agreement and as disclosed in Disclosure Schedule 4.15 hereto, none of the following has occurred since the date of the Recent Balance Sheet:

(a) No Adverse Change. Any material adverse change in the financial condition, Purchased Assets, Assumed Liabilities, Business, prospects or operations of the Seller;

(b) No Damage. Any material loss, damage or destruction, whether covered by insurance or not, affecting the Seller’s Business or the Purchased Assets;

(c) No Increase in Compensation. Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of the Seller (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued, that exceeds in the aggregate a five percent (5%) increase in the total compensation or benefits payable to any single employee or agent of the Seller;

(d) No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material to the Business or the Purchased Assets;

(e) No Commitments. Any commitment or transaction by the Seller (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

(f) No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of the Seller, except in the ordinary course of business;

(g) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by the Seller;

(h) No Liens. Any mortgage, pledge, lien or encumbrance made on any of the Purchased Assets;

(i) No Amendment of Contracts. Any entering into, amendment or termination by the Seller of any Assumed Liability, or any waiver of material rights thereunder, other than in the ordinary course of business;

(k) Credit. Any grant of credit to any customer or distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of the Seller’s policies or practices with respect to the granting of credit; or

(l) No Unusual Events. Any other event or condition not in the ordinary course of business of the Seller.

4.16 Companies and Affiliates. Seller has no interests in any entity nor does the Seller own or control, directly or indirectly, any capital stock of any corporation or interest in any partnership, trust or unincorporated association, or any interest or investment in any other corporation, association or other business entity which operates any part of the Business or otherwise has a contract with Seller with respect to providing any service or product to the Business.

4.17 Liabilities. Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in Disclosure Schedule 4.17, the Seller does not have any material liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise) other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the Business or the Purchased Assets. Except as and to the extent described in the Recent Balance Sheet or in Disclosure Schedule 4.17, the Seller has no any information, knowledge or belief of any basis for the assertion against the Seller, business and/or Purchased Assets of any material liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to such material liabilities, except commercial liabilities and obligations incurred in the ordinary course of the Seller’s business and consistent with past practice.

As of the Closing, other than the current trade accounts payable or otherwise described in the Disclosure Schedules, the Seller, as it pertains to the Business and the Purchased Assets, shall not have any unpaid liabilities, including, but not limited to, any bank debt, capital leases or any general or professional liability claims, or be obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection. Except as disclosed in detail in Section 4.17 of the Disclosure Schedule, the Seller does not have any Liabilities or obligations which might be or become a charge against the Subsidiary.

4.18 Accounts Receivable. All Accounts Receivable of the Seller represent arm’s length sales actually made in the ordinary course of business; are collectible (net of the reserve shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings; are subject to no counterclaim or setoff; and are not in dispute. Disclosure Schedule 4.18 contains an aged schedule of accounts receivable included in the Recent Balance Sheet.

The Seller knows of no reason why such accounts receivable would not be collectible by the Seller according to approximately the same ratios as accounts receivable have been historically collectible by the Seller. All outstanding accounts and notes receivable included on Disclosure Schedule 4.18 and generated through the Closing arose in the ordinary course of business. The Seller has not incurred any liabilities to customers for discounts, returns, promotional allowances or otherwise, except as provided in the Disclosure Schedules.

4.19 Environmental Matters. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes (“Waste”) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air

Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act (“CERCLA”), as amended, and their state and local counterparts are herein collectively referred to as the “Environmental Laws”. Without limiting the generality of the foregoing provisions of this Section, Seller is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Disclosure Schedule 4.19, there is no Litigation nor any demand, claim, hearing or notice of violation pending or threatened against the Seller relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in Disclosure Schedule 4.19, there are no past or present or future events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

4.20 Personnel. Disclosure Schedule 4.20 attached hereto contains accurate and complete information as to names and rates of compensation (whether in the form of salaries, bonuses, commissions or other supplemental compensation now or hereafter payable) of all personnel of the Seller, together with information as to any contracts with any such personnel. Seller has no pension, profit-sharing, bonus, incentive, insurance or other employee benefit plans (including without limitation any such plans within the meaning of Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended) in which any employees of the Seller participate, except as set forth on the Disclosure Schedule 4.20.

4.21 Bank Accounts. Disclosure Schedule 4.21 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Seller, with respect to the Business, maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

4.22. Tax Matters.

(a) Tax Returns. The Seller has filed all Tax Returns it was required to file. All such Tax Returns were correct and complete in all respects and were filed on a timely basis. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. The Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim is currently pending by an authority in a jurisdiction where the Business or Seller is domiciled or may be subject to taxation by that jurisdiction. There are no Security

Interests on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Withholding. The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No Waivers. The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) Audits of Tax Returns. No Tax Return of the Seller is currently under audit or examination by any taxing authority, and the Seller has not received a written notice stating the intention of any taxing authority to conduct such an audit or examination. Each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. The revenue agents’ reports related to any prior audits and examinations are attached as part of Section 4.22 of the Disclosure Schedule.

(e) Period of Assessment. There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes.

(f) Tax Agreements. The Seller is not a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement with respect to Taxes, including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority.

4.23 Insurance; Malpractice. Section 4.7 of the Disclosure Schedule contains a list and brief description of all policies or binders of fire, liability, product liability, workers compensation, health and other forms of insurance policies or binders currently in force insuring against risks to which the Seller has been a party, a named insured or otherwise the beneficiary of coverage at any time during the five (5) years immediately preceding the Closing Date. Section 4.23 of the Disclosure Schedule contains a description of all current malpractice liability insurance policies of the Seller and the Seller’s professional employees and all predecessor policies in effect. Except as set forth on Section 4.23 of the Disclosure Schedule: (a) neither the Seller, nor his professional employees, nor the Seller has, during the five (5) years immediately preceding the Closing Date, filed a written application for any insurance coverage relating to the Seller’s business or property which has been denied by an insurance agency or carrier; and (b) the Seller, the Seller’s professional employees and the Seller has been continuously insured for professional malpractice claims during the same period.

4.24 Litigation. Except as noted in Section 4.24 of the Disclosure Schedule, there is no litigation, arbitration, governmental claim, investigation or proceeding, pending or, to the Seller’s knowledge, threatened, against the Seller at law or in equity, before any court, arbitration tribunal or governmental agency. The Seller has no knowledge of any facts on which claims may hereafter be made against the Seller that will have a material adverse effect on the Business,

Purchased Assets or the Subsidiary. All medical malpractice claims, general liability incidents and incident reports relating to the Business have been submitted to the Seller’s insurer. All claims made or, to each of the Seller’s knowledge, threatened against the Seller in excess of the deductible are covered under Seller’s current insurance policies. Seller has provided Buyer with a complete list of all general liability incidents, incident reports and malpractice claims relating to the Business for the five (5) year period prior to the Closing Date.

4.25 Health Care Compliance. The Seller is participating or otherwise authorized to receive reimbursement from Medicare and Medicaid and is a party to other third-party payor agreements set forth in Section 4.25 of the Disclosure Schedule. All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned, and no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such third-party payor program. The Seller is in compliance in all material respects with the requirements of all such third-party payors applicable thereto. None of Seller’s physician employees, the Seller, or immediate family members of the Seller, have any financial relationship (whether investment interest, compensation interest, or otherwise) with any entity to which any of the foregoing refer patients, except for such financial relationships that qualify for exceptions to state and federal laws restricting physician referrals to entities in which they have a financial interest.

4.26 Fraud and Abuse. The Seller and all persons and entities providing professional services for the Business have not engaged in any activities which are prohibited under 42 U.S.C. § 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) failing to disclose Knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration: (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid; or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid. The Seller has at all times complied with the requirements of Louisiana Statutes which prohibit physicians who have an ownership, investment or beneficial interest in certain health care facilities from referring patients to such facilities for the provisions of designated and other health services, and has at all times complied with the Louisiana Statutes. Furthermore, the Seller has filed all reports required to be filed by the State of Louisiana and federal law regarding compensation arrangements and financial relationships between a physician and an entity to which the physician refers patients.

4.27 Legal Compliance. The Seller and his Affiliates have complied with all applicable Laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, and rulings of federal, state, local, and foreign governments (and all agencies thereof)), and no action, suit, proceeding, hearing, complaint, claim, demand, notice or investigation has been filed or commenced, or to the Knowledge of the Seller, threatened against the Seller or the Business alleging any failure so to comply. The Seller and all physicians and other health care professionals engaged or employed by the Seller have all permits and licenses required by applicable Law, have made all required regulatory filings and are not in violation of any such permit or license. The Business lawfully operated in accordance with the requirements of all applicable Laws and has in full force and effect all authorizations and permits necessary to operate a medical practice. There are no outstanding notices of deficiencies relating to the Seller or the Business issued by any governmental authority or third-party payor requiring conformity or compliance with any applicable law or condition for participation with such governmental authority or third-party condition for participation with such governmental authority or third-party payor. The Seller has not received notice and the Seller has no Knowledge or reason to believe that, such necessary authorizations may be revoked or not renewed in the ordinary course of business.

4.28 Rates and Reimbursement Policies. The jurisdiction in which the Business is located does not currently impose any restrictions or limitations on rates which may be charged to private pay patients receiving services provided by the Seller except for restrictions promulgated by Louisiana law and regulation on charging of excessive fees and limitations on charges for and profits from the sale of medications, goods and devices and free samples. The Seller does not have any rate appeal currently pending before any governmental authority or any administrator of any third-party payor program. The Seller has no Knowledge of any applicable Law, which affects rates or reimbursement procedures which has been enacted, promulgated or issued preceding the date of this Agreement or any such legal requirement proposed or currently pending in the State of Louisiana which could have a material adverse effect on the Seller, the Business, or the Purchased Assets or may result in the imposition of additional Medicaid, Medicare, charity, free care, welfare, or other discounted or government assisted patients at the Business or require the Subsidiary or Seller to obtain any necessary authorization which the Seller does not currently possess. The Seller has no Knowledge of any impending proposed reduction in reimbursement from third party or other payors nor Knowledge of any threatened termination of payor contracts.

4.29 Medical Staff. Except as set forth on Section 4.29 of the Disclosure Schedule, the Seller has no Knowledge of a physician who is providing services on behalf of the Business who plans, or has threatened to terminate his or her employment or other relationship with the Seller and the Subsidiary. None of the physicians providing services on behalf of the Business currently has plans to retire from the practice of medicine in the next five (5) years.

4.30 Seller and Other Providers. During the five (5) years preceding the Closing Date, each physician, and other health care provider who is or was employed by, or who renders or has rendered services on behalf of, the Business or the Seller:

(a) Licenses. Has been duly licensed and registered, and in good standing by the State of Louisiana to engage in the practice of medicine, and said license and registration have not been suspended, revoked or restricted in any manner;

(b) Controlled Substances. Has current controlled substances registrations issued by the State of Louisiana and the U.S. Drug Enforcement Administration, which registrations have not been surrendered, suspended, revoked or restricted in any manner;

(c) Actions. Except as set forth on Section 4.30 of the Disclosure Schedule, has not been a party or subject to:

(i) Malpractice Actions. Any malpractice suit, claim (whether or not filed in court), settlement, settlement allocation, judgment, verdict or decree;

(ii) Disciplinary Proceedings. Any disciplinary, peer review or professional review investigation, proceeding or action instituted by any licensure board, hospital, medical school, physical therapy school, health care facility or entity, professional society or association, third party payor, peer review or professional review committee or body, or governmental agency;

(iii) Criminal Proceedings. Any criminal complaint, indictment or criminal proceedings;

(iv) Investigation. Any investigation or proceedings, whether administrative, civil or criminal, relating to an allegation of filing false health care claims, violating anti-kickback or fee-splitting laws, or engaging in other billing improprieties;

(v) Mental Illnesses. Any organic or mental illness or condition that impairs or may impair such physician’s ability to practice;

(vi) Substance Abuse. Any dependency on, habitual use or episodic abuse of alcohol or controlled substances, or any participation in any alcohol or controlled substance detoxification, treatment, recovery, rehabilitation, counseling, screening or monitoring program;

(vii) Professional Ethics. Any allegation, or any investigation or proceeding based on any allegation of violating professional ethics or standards, or engaging in illegal, immoral or other misconduct (of any nature or degree), relating to his or her practice; or

(viii) Application for Licensure. Any denial or withdrawal of an application in any state for licensure as a physician or physical therapist, for medical staff privileges at any hospital or other health care entity, for board certification or recertification, for participation in any third party payment program, for state or federal controlled substances registration, or for malpractice insurance.

4.31 Third-party Payors. Section 4.31 of the Disclosure Schedule sets forth an accurate, correct and complete list of the Seller’s third-party payors. The Seller has not received any notice nor has any Knowledge that any third-party payor intends to terminate or materially reduce its business with, or reimbursement to, the Seller. The Seller has no reason to believe that any third-party payor will cease to do business with the Seller after, or as a result of, the consummation of any transactions contemplated hereby. The Seller does not know of any fact, condition or event which would adversely affect its relationship with any third-party payor.

4.32 Disclosure. No representation or warranty by Seller in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Seller pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, disclosure schedules or document delivered by or on behalf of Seller shall be deemed representations and warranties by Seller.

4.33 Corporate Practice or Fee Splitting. The actions, transactions or relationships arising from, and contemplated by, this Agreement does not violate any law, rule or regulation relating to the corporate practice of medicine or fee splitting. The Seller accordingly agrees that he will not and will not cause any other Party, in an attempt to void or nullify this Agreement or any document related to the Transaction or any relationship involving PainCare or Subsidiary to sue, claim, aver, allege or assert that any such document or any such relationship violates any law, rule or regulation relating to the corporate practice of medicine or fee splitting.

4.34 Staff Privileges. Disclosure Schedule 4.34 lists all hospitals at which the Seller has full staff privileges. Such staff privileges have not ever been revoked, surrendered, suspended or terminated, and to the best of the Seller’s Knowledge, there are no, and have not been any, facts, conditions or incidents that may result in any such revocation, surrender, suspension or termination.

4.35 Intentions. The Seller intends to continue practicing medicine on a full-time basis for the next five (5) years with the Subsidiary and does not know of any fact or condition that adversely affects, or in the future may adversely affect, his ability or intention to practice medicine on a full-time basis for the next five (5) years with the Subsidiary.

4.36 Securities Representation.

(a) No Registration of the Buyer Shares; Investment Intent. The Seller acknowledges that the Buyer Shares to be delivered pursuant to this Agreement have not been and will not be registered under the Securities Act and may not be resold without compliance with the Securities Act. The Buyer Shares to be acquired by the Seller pursuant to this Agreement are being acquired solely for his own account, for investment purposes only and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution other than in compliance with the Securities Act.

(b) Resale Restrictions. The Seller covenants, warrants and represents that none of the Buyer Shares issued to Seller will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Act and the rules of regulations of the Commission and applicable state securities laws, and the applicable provisions of this Agreement. All certificates evidencing the Buyer Shares shall bear appropriate legends.

(c) Ability to Bear Economic Risk. The Seller covenants, warrants and represents that he is able to bear the economic risk of an investment in the Buyer Shares acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and has such Knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect his own interests in connection with the acquisition of the Buyer Shares. The Seller, and the Seller’s purchaser representative, if any, have received copies of PainCare’s most recent 10-KSB, 10-QSB and 8-K filings and have had an adequate opportunity to ask questions and receive answers from the officers of PainCare concerning any and all matters relating to the background and experience of the officers and directors of PainCare, the plans for the operations of the business of PainCare, and any plans for additional acquisitions and the like. The Seller, and the Seller’s purchaser representative, if any, have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to such individual’s satisfaction.

(d) Accredited Investor. The Seller covenants, represents and warrants that he is an: (a) individual with a net worth (either individually or jointly with his respective spouse) in excess of One Million and No/100 Dollars ($1,000,000.00); or (b) individual who had an income in excess of Two Hundred Thousand and No/100 Dollars ($200,000.00) in each of 2001 and 2002, or had a joint income with his spouse in excess of Three Hundred Thousand and No/100 Dollars ($300,000.00) in each of 2001 and 2002, and has a reasonable expectation of reaching the same income level in 2003.

(e) Residency. The Seller covenants, warrants and represents that he is a resident of the State of Louisiana, and received this Agreement and first learned of the transactions contemplated hereby in the State of Louisiana. He executed and will execute all documents contemplated hereby in the State of Louisiana, and intends that the laws of the State of Louisiana govern this transaction.

(f) No Registration. The Seller understands, agrees and acknowledges that the Buyer Shares have not been registered under the Florida Securities Act, the Louisiana Securities Act or the Securities Act in reliance upon exemption provisions contained therein which PainCare believes are available.

(g) Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

(h) IT IS ACKNOWLEDGED BY THE SELLER THAT:

THE SELLER HAS GIVEN AND HIS REPRESENTATIVE(S) HAVE BEEN GIVEN THE OPPORTUNITY TO ASK QUESTIONS OF, AND RECEIVE ANSWERS FROM, THE BUYER OR PERSON(S) ACTING ON ITS BEHALF CONCERNING THE TERMS AND CONDITIONS OF THIS TRANSACTION, AND TO OBTAIN ANY ADDITIONAL INFORMATION WHICH THE BUYER POSSESSES OR CAN ACQUIRE WITHOUT UNREASONABLE EFFORT OR EXPENSE THAT IS NECESSARY FOR THE STOCKHOLDER TO MAKE AN INVESTMENT DECISION WITH RESPECT TO THE BUYER.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE MERITS OF OR GIVEN ITS APPROVAL TO THIS TRANSACTION OR THE BUYER’S SHARES. THE PAINCARE SHARES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION.

4.37 HIPAA. Disclosure Schedule 4.37 lists and describes all plans and other efforts of the Seller with respect to the practice locations to comply with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the final regulations promulgated thereunder, whether such plans and efforts have been put in place or are in process. Disclosure Schedule 4.37 includes but is not limited in any manner whatsoever to any privacy compliance plan of the Seller in place or in development, and any plans, analyses or budgets relating to information systems including but not limited to necessary purchases, upgrades or modifications to effect HIPAA compliance.

4.38 Improper and Other Payments. (a) Neither the Seller, any employee agent or representative of the Seller nor any person acting on behalf of any of them, has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any person or authority, (b) no contributions have been made, directly or indirectly, by the Seller to a domestic or foreign political party or candidate; and (c) the internal accounting controls of the Seller are believed to be adequate to detect any of the foregoing under current circumstances.

4.39 Medical Waste. With respect to the generation, transportation, treatment, storage, and disposal, or other handling of Medical Waste, the Seller, with respect to the Business, has complied with all Medical Waste Laws (as hereinafter defined).

“Medical Waste” includes, but is not limited to, (a) pathological waste, (b) blood, (c) sharps, (d) wastes from surgery or autopsy, (e) dialysis waste, including contaminated disposable equipment and supplies, (f) cultures and stocks of infectious agents and associated biological agents, (g) contaminated animals, (h) isolation wastes, (i) contaminated equipment, (j) laboratory waste, and (k) various other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals. “Medical Waste” also includes any substance, pollutant, material, or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. §§6992, et seq. (“MWTA”).

“Medical Waste Law” means the following, including regulations promulgated and orders issued thereunder, all as may be amended from time to time: the MWTA; the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA §§2501 et seq.; the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA §§1401 et seq.; the Occupational Safety and Health Act, 29 USCA §§651 et seq.; the United States Department of Health and Human Services, National Institute for Occupational Self-Safety and Health Infectious Waste Disposal Guidelines, Publication No. 88-119; and any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste.

4.40 No Untrue or Inaccurate Representation or Warranty. No representation or warranty by Sellers contains or will contain any untrue statement of fact, or omits or will omit to state a fact necessary to make the statements therein not misleading.

5. REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING COMPANIES. The Acquiring Companies represent and warrant to the Seller that the statements contained in this Section 5 are correct and complete as of the Closing Date.

5.1 Organization of PainCare and Subsidiary. PainCare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with authorization to do business in Louisiana.

5.2 Authorization of Transaction. PainCare and Subsidiary have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of PainCare, enforceable in accordance with its terms and conditions.

5.3 Buyer Shares. All of the Initial Shares will be validly issued to the Seller, fully paid and non-assessable. Buyer will deliver, good and marketable title to the Initial Shares, which shares shall be fully paid and non-assessable and except as otherwise provided in this Agreement shall be free and clear of all Liens.

5.4 No Violations. Neither the execution, delivery nor performance of this Agreement or any other documents, instruments or agreements executed by the Buyer in connection herewith, nor the consummation of the transactions contemplated hereby: (a) constitutes a violation of or default under (either immediately, upon notice or upon lapse of time) the Articles of Incorporation or Bylaws of Buyer, any provision of any contract to which Buyer or its assets may be bound, any judgment to which Buyer is bound or any law applicable to Buyer; or (b) result in the creation or imposition of any encumbrance upon, or give any third person any interest in or right to, any or all of the Initial Shares or any other capital stock of Buyer or any of the assets of Buyer; or (c) result in the loss or adverse modification of, or the imposition of any fine or penalty with respect to, any license, permit or franchise granted or issued to, or otherwise held by or for the use of, Buyer.

5.5 Consents. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not require any consent that has not been received prior to the date hereof.

5.6 Brokers. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller or the Seller could become liable or obligated.

5.7 Full Disclosure. To the best knowledge of Buyer, no representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not materially misleading.

6. OTHER MATTERS

6.1 Noncompetition; Confidentiality. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the Business, Seller hereby covenants and agrees as follows:

(a) Covenant Not to Compete. For a period of two (2) years after the Closing Date, Seller will not directly or indirectly, within the Territory (as hereinafter defined):

(1) be employed by, act as an agent, consultant or contractor of, engage in, continue in or carry on any business which competes with the Business of the Subsidiary or any business of PainCare or any of its subsidiaries that is substantially similar to the Business of the Subsidiary, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

(2) be employed by, consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of the Subsidiary or PainCare or its subsidiaries in any aspect with respect to the Business of the Subsidiary, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting patients and customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than on an arm’s length basis with any such competitor;

(3) offer employment to an employee of the Subsidiary, PainCare or any of its subsidiaries, without the prior written consent of PainCare; or

(4) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Subsidiary, the PainCare or its subsidiaries or their businesses, excluding Outside Activities provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall include the Parish of Terrebonne, Louisiana (the “Territory”). The parties agree that the Subsidiary or PainCare, as the case may be, may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the Subsidiary’s, or PainCare’s, business upon obtaining the prior written consent of Seller which will not be unreasonably withheld. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

6.2 Severability. If any covenant or provision contained in this Section is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision. If, in any arbitration or judicial proceeding, a tribunal shall refuse to enforce all of the separate covenants deemed included in this Section, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

(a) Covenant of Confidentiality. Seller shall not at any time subsequent to the Closing, except as explicitly requested by Buyer, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning the Business, the Purchased Assets or the Assumed Liabilities. For purposes hereof, “confidential information” shall mean and include, without limitation, all Intellectual Property which are Purchased Assets, all patient files and information on the Business, and all other information concerning the processes, apparatus, equipment, services offered, packaging, products, marketing and distribution methods of the Business, not previously disclosed to the public directly by Seller.

(b) Equitable Relief for Violations. Seller agrees that the provisions and restrictions contained in this Section are necessary to protect the legitimate continuing interests of Buyer in acquiring the Business through the purchase of the Purchased Assets and the assumption of the Assumed Liabilities, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section.

6.3 Use of Name. Following the Effective Date, neither Seller nor any Affiliate shall, without the prior written consent of Buyer, make any use of the name “Bone & Joint Surgical Clinic” or any other name confusingly similar thereto, except as may be necessary for Seller to pay its liabilities, prepare tax returns and other reports, and to otherwise wind up and conclude its business.

6.4 After Closing. After the Closing, each party will afford the other party, its counsel, accountants and other representatives, during normal business hours, reasonable access to the books, records and other data in such party’s possession relating directly or indirectly to the properties, liabilities or operations of the Business, with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party for any proper business purpose. Each party agrees for a period extending three years after the Closing not to destroy or otherwise dispose of any such records without first offering in writing to surrender such records to the other party, which party shall have ten (10) days after such offer to agree in writing to take possession thereof.

6.5 Bulk Sales Compliance. Following the execution of this Agreement, Buyer and Seller shall cooperate in complying with all provisions of the bulk sales or bulk transfer statutes of all states having jurisdiction, in such a way as to provide Buyer the greatest measure of protection against the creditors of Seller allowable under all such statutes.

7. FURTHER COVENANTS OF SELLER

Seller covenants and agrees as follows:

7.1 Access to Information and Records. Seller shall give Buyer, its counsel, accountants and other representatives(i)access during normal business hours to all of the properties, books, records, contracts and documents of Seller relating to the Business or the Purchased Assets or Assumed Liabilities for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and Seller shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the Business Buyer may request); (ii) access to employees, agents and representatives of the Business for the purpose of conducting business, meetings and communications as Buyer reasonably desires; and (iii) access to vendors, customers, manufacturers of its medication and equipment, and others having business dealings with the Business.

7.2 Maintain Organization. Seller will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of the Business and will use their best efforts to preserve the Business intact, to keep available to Buyer the present employees of the Business, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with the Business.

7.3 No Breach. Seller will not do or omit any act, or permit any omission to act, which may cause a breach of any contract, commitment or obligation material to the Business, or any breach of any representation, warranty, covenant or agreement made by Seller herein, or which would have required disclosure pursuant to this Agreement.

7.4 No Material Contracts. No contract or commitment will be entered into, and no purchase of medication, equipment, inventory, or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Seller or the Subsidiary in connection with its operation of the Business.

7.5 Maintenance of Insurance. Seller shall take all necessary action to maintain for the benefit of the Subsidiary all of the insurance set forth in Disclosure Schedule 4.7.

7.6 Consents. Seller will use his best efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

7.7 Other Action. Seller shall use his best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties’ obligations to consummate the transactions contemplated in this Agreement.

7.8 Disclosure. Seller shall have a continuing obligation which shall survive the Closing to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth herein or described in the disclosure schedules, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

8. CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, Buyer’s obligations to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Section 8, except to the extent that such satisfaction is waived by Buyer in writing.

8.1 Representations and Warranties True on the Effective Date. Each of the representations and warranties made by Seller in this Agreement, and the statements contained in the disclosure schedules or in any instrument, list, certificate or writing delivered by Seller pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Effective Date as though such representations and warranties were made or given on and as of the Effective Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

8.2 Compliance With Agreement. Seller shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by Seller prior to or on the Effective Date, including the delivery of the closing documents specified in this Agreement.

8.3 Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced against Buyer, Seller or the Business with respect to the transactions contemplated hereby.

8.4. Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer prior to the Effective Date including, without limitation, the consent and approval of the Bank and Merrill Lynch Financial Services, Inc. Notwithstanding the foregoing, receipt of the consent of any third party to the assignment of a Contract which is not (and is not required to be) disclosed in the disclosure schedules shall not be a condition to Buyer’s obligation to close, provided that the aggregate of all such Contracts does not represent a material portion of the sales or expenditures of the Business. After the Closing, Seller will continue to use its best effects to obtain any such consents or approvals, and Seller shall not hereby be relieved of any liability hereunder for failure to perform any of its covenants or for the inaccuracy of any representation or warranty.

8.5. Estoppel Certificates. Buyer shall have obtained Buyer on or prior to the Effective Date an estoppel certificate or status letter from the landlord under the lease for the Business Location to be assumed pursuant to this Agreement which estoppel certificate or status letter will certify (i) the lease is valid and in full force and effect; (ii) the amounts payable by Seller under the lease and the date to which the same have been paid; (iii) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; and (iv) that the transactions contemplated by this Agreement will not constitute default under the lease and that the landlord consents to the assignment of the lease to Buyer.

8.6 Completion of Due Diligence, Schedules & Exhibits. Completion of Buyer’s due diligence and the completion and delivery of the Disclosure Schedules and Exhibits required by this Agreement, all to the reasonable satisfaction of Buyer, based upon its knowledge and information, of all matters relative to Seller, the Purchased Assets, Assumed Liabilities and the Business. If Buyer does not complete its due diligence or the Disclosure Schedules and Exhibits are not completed and delivered to the appropriate Party or if the Buyer is not reasonably satisfied as to all such matters by January 10, 2004, then this Agreement and all other collateral documents executed in connection with the transactions contemplated by this Agreement may be terminated and rescinded by Buyer and Seller shall immediately return to the Buyer the Initial Transaction Consideration and any other cost or expense incurred by Buyer with respect to this transaction.

9. CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, Seller’s obligations to consummate the transaction contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Section 9, except to the extent that such satisfaction is waived in writing by Seller.

9.1 Representations and Warranties True on the Effective Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Effective Date as though such representations and warranties were made or given on and as of the Effective Date.

9.2 Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of Buyer’s agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Effective Date, including the delivery of the closing documents specified in this Agreement.

10. CLOSING

10.1 Closing Date. Consummation of the contemplated transaction (the “Closing”) shall take place on December 31, 2003 or on such other date or at such other time or place as may be mutually agreed upon in writing by the parties hereto (the “Closing Date”). Notwithstanding the foregoing Closing Date, the parties hereby agree that unless otherwise agreed in writing that the Closing shall not be effective until the satisfaction or waiver of the conditions precedent set forth in Sections 8 and 9 of this Agreement (the “Effective Date”). The Closing shall take place at the offices of Buyer in Orlando, Florida, or at such other place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the “Closing Date”.

10.2 Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a) Bills of Sale. Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby.

(b) Compliance Certificate. A certificate signed by the Seller that each of the representations and warranties made by Seller in this Agreement is true and correct in all material respects on and as of the Effective Date with the same effect as though such representations and warranties had been made or given on and as of the Effective Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Seller has performed and complied with all of Seller’s obligations under this Agreement which are to be performed or complied with on or prior to the Effective Date.

(c) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

10.3 Documents to be Delivered by Buyer. At the Closing or as soon thereafter as is reasonably possible, Buyer shall deliver to Seller the following consideration and documents, in each case duly executed or otherwise in proper form:

(a) Purchase Price. To Seller the Cash Due At Closing and Initial Shares required by Section 3.1 hereof.

(b) Assumption of Liabilities. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of Seller and its counsel to evidence the assumption of the Assumed Liabilities.

(c) Compliance Certificate. A certificate signed by the CEO of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Effective Date with the same effect as though such representations and warranties had been made or given on and as of the Effective Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Seller), and that Buyer has performed and complied with all of Buyer’s obligations under this Agreement which are to be performed or complied with on or prior to the Effective Date.

(d) Other Documents. All other documents, instruments or writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Seller may reasonably request.

11. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Execution Date:

11.1 General. In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party.

11.2 Tax Returns. The Seller shall be responsible for preparing and filing all income or franchise Tax Returns with respect to the Business relating to periods of time prior to the Closing Date. The Subsidiary will be responsible for preparing and filing all income and franchise Tax Returns of the Subsidiary relating to periods after the Closing. The Seller will provide the Subsidiary with an opportunity to review and comment on such Tax Returns (including any amended returns). The Seller will take no positions on his Tax Returns that relate to the tax period prior to the Closing Date that could adversely affect PainCare or the Subsidiary after the Closing.

11.3 Transition. Neither the Seller nor the Buyer will take any action that is designed, intended or likely to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Seller from maintaining the same business relationships with the Buyer and the Subsidiary after the Closing as he, she or it maintained with the Seller prior to the Closing.

11.4 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with: (a) any transaction contemplated under this Agreement; or (b) any fact, situation, circumstances, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date with respect to the Business, each of the Parties will cooperate with the contesting or defending Party and its or his counsel in the contest or defense, at the sole cost and expense of the contesting or defending Party except to the extent that the contesting or defending party is entitled to indemnification therefore under this Agreement.

11.5 Consents. The Seller hereby covenants and agrees that, after the Execution Date, he will use his best efforts to obtain all authorizations, consents, and approvals set forth in the Disclosure Schedules. If such consent, approval or agreement is not obtained, or if an attempted assignment thereof would affect the rights of the parties thereunder so that such parties would not in fact receive all such rights, the Parties will cooperate in any arrangement designed to provide for the Parties to receive the benefits under any such contract, including enforcement for the benefit of PainCare and Subsidiary of any and all rights of the Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

11.6 Operational Covenants. Without the prior written consent of the Seller, which shall not be unreasonably withheld, PainCare shall not, prior to the conclusion of the third Formula Period:

(a) reorganize the Subsidiary, whether by integrating or consolidating the business of the Subsidiary with other operating units of PainCare or its subsidiaries or Affiliates, except in the case that at the time of such integration or consolidation such transaction could not reasonably be expected to have a material adverse effect on the Formula Period Profits;

(b) effect any reassignment, reprioritization, reallocation, restructuring, or reduction of the Subsidiary human or other resources, their research and development initiatives, or their marketing programs, except in a manner that at the time of such event could not reasonably be expected to have a material adverse effect on the Formula Period Profits or that are reasonably necessary in light of the Subsidiary’s results of operation;

(c) amend the articles of incorporation or bylaws of the Subsidiary in any manner that at the time of such amendment could reasonably be expected to have a material adverse effect on the Formula Period Profits;

(d) cause the Subsidiary to become a party to or terminate any agreement which at the time such agreement is entered into or terminated could reasonably be expected to have a material adverse effect on the Formula Period Profits or that is reasonably necessary in light of the Surviving Corporation’s results of operation;

(e) cause the Subsidiary to undertake actions outside the ordinary course of its business which at the time of such undertaking could reasonably be expected to have a material adverse effect on the Formula Period Profits;

(f) sell a material portion of the Subsidiary or its assets, merge the Subsidiary with any other entity, sell a controlling interest in the Subsidiary, or make any fundamental change in the business of the Subsidiary unless such action(s) at the time of such undertaking could not reasonably be expected to have a material adverse effect on the Formula Period Profits or that is reasonably necessary in light of the Surviving Corporation’s results of operation;

The parties hereby acknowledge and agree that the foregoing conditions shall become null and void and of no further force or effect if the Formula Profits of the Subsidiary in each of any two (2) consecutive calendar quarters are less than $200,000, or if the Formula Profits of the Subsidiary in one (1) calendar quarter is less than $100,000.

In the event that PainCare defaults in its performance of any of its obligations under this Section and fails to cure such default within thirty (30) days (or such other reasonable period if 30 days is not a sufficient amount of time to cure such default, provided that PainCare shall have commenced in good faith and is diligently pursuing its efforts to cure such default during such 30-day period) of receiving a written notice of default from the Seller, PainCare shall be deemed to be in breach of this Agreement.

12. INTENTIONALLY OMITTED

13. SURVIVAL AND INDEMNIFICATION.

13.1 Survival of Representations and Warranties. All of the representations, warranties, covenants, and agreements including but not limited to the restrictive covenants and the indemnification provisions contained in this Agreement are material and have been relied upon by the Parties hereto and shall survive the Closing. The representations and warranties contained herein shall not be affected by any investigation, verification or examination by any Party or by anyone on behalf of such Party.

13.2 Indemnification Provisions for the Benefit of PainCare and the Subsidiary. In the event of: (a) a misrepresentation (or in the event any third party alleges facts that, if true, would mean a misrepresentation) of any of the Seller’s representations and/or warranties contained in this Agreement; (b) a breach (or in the event any third party alleges facts that, if true, would mean a breach) of any of the Seller’ covenants contained in this Agreement or any other agreement executed in connection herewith; or (c) any Liability or Claim against the Seller, the Business or the Purchased Assets of any nature whatsoever accrued or existing as of the Closing Date or related to actions of the Seller or arising out of the Business which occurred prior to the Closing Date, which is not reflected on the Disclosure Schedules and accepted by the Buyer, then the Seller agrees to indemnify PainCare and Subsidiary from and against any Adverse Consequences PainCare and Subsidiary may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the misrepresentation or breach (or alleged breach) or non-disclosed or non-accepted Liability. No provision of this Agreement, including but not in any way limited to, any “Knowledge” qualifiers or materiality standards in the representations and warranties of the Seller, shall have any effect on the Sellers’ indemnity for any Liability arising prior to the Closing Date.

13.3 Indemnification Provisions for the Benefit of the Seller. In the event of a misrepresentation or breach (or in the event any third party alleges facts that, if true, would mean a misrepresentation or breach) of any of PainCare’s or Subsidiary’s representations, warranties, and covenants contained in this Agreement, then PainCare and Subsidiary agree to indemnify the Seller from and against any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

13.4 Matters Involving Third Parties.

13.4.1 Notification. If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) pursuant to this Section, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless the Indemnifying Party thereby is prejudiced and then only to the extent that the Indemnifying Party is actually prejudiced.

13.4.2 Defense by Indemnifying Party. The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within ten (10) business days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill the Indemnifying Party’s indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party; and (e) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

13.4.3 Satisfactory Defense. So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 10.4(b) above: (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably); and (iii) the

Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably) and any such settlement must include a complete release of the Indemnified Party.

13.4.4 Conditions. In the event any of the conditions in Section 13.4.2 above is or becomes unsatisfied, however: (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses); and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 13.

13.4.5 Right to Set-Off. If any such cost, loss, damage, expense, liability, claim, or obligation occurs or is incurred by PainCare or Subsidiary, PainCare or Subsidiary shall have the right, after written notice to the Seller, at PainCare’s or Subsidiary’s option and in addition to any other actions permitted by law, to offset the amount of any such cost, loss, damage, expense, liability, obligation or claim against amounts due from PainCare or Subsidiary to the Seller, including the right to offset any post-closing payment due from PainCare or Subsidiary to the Seller under this Agreement or any other agreement.

13.4.6 Materiality. Notwithstanding any provision in this Agreement to the contrary, the indemnifying Party’s obligation to indemnify the Indemnified Party in connection with a breach of any representation, warranty, covenant or other agreement included in this Agreement, and the amount of damages to be indemnified, shall be determined without regard to any “material”, “materiality” (or correlative meanings”) or “material adverse effect” qualifications, provisions or exceptions set forth in such representation, warranty, covenant or other agreement, each of which shall be deemed to be given for the purposes of this Section 13 as though there were no such qualifications, provisions or exceptions.

13.4.7 Limitation. The indemnification provisions set forth in this Section 13 shall be limited to all claims in excess of Twenty Five Thousand and 00/100 Dollars ($25,000) (the “Threshold”). Once a claim exceeds the Threshold, if a Party is entitled to indemnification under this Section 13, such party shall recover all appropriate funds from the first dollar of damages. Further, the indemnitors shall not be liable for any liabilities resulting from claims that are covered by any insurance policy or other indemnity or contribution agreement unless, and only to the extent that, the full limit of such insurance policy, indemnity or contribution agreement has been exceeded. The Party entitled to indemnification shall have a duty to mitigate its damages.

14. MISCELLANEOUS

14.1 Disclosure Schedules. Information set forth in the Disclosure Schedules specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose. The Disclosure Schedules shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedules does not conform in every respect to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

14.2 Further Assurance. From time to time, at Buyer’s request and without further consideration, Seller will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the business and assets being transferred hereunder.

14.3. Assignment; Parties in Interest.

(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may, without consent of the other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Seller hereunder.

(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

14.4 Amendment and Modification. Buyer and Seller may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

14.5 Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

(a)	If to Buyer, to:

PainCare Holdings, Inc.

37 North Orange Avenue

Suite 500

Orlando, Florida 32801

Attention: President

or to such other person or address as Buyer shall furnish to Seller in writing.

(b)	If to Seller, to:

210 New Orleans Blvd.

Houma, LA 70364

(with a copy to)

_______________________

_______________________

_______________________

Facsimile:_______________

or to such other person or address as Seller and Principal Sellers shall furnish to Buyer in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

14.6 Intentionally Omitted.

14.7 Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

14.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.9 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

14.10 Press Releases, and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties.

14.11 Governing Law; Jurisdiction; Attorney’s Fees. This Agreement, and all proceedings hereunder, shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (either of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. In the event of any suit under this Agreement or otherwise between the parties hereto, the prevailing Party shall be entitled to all reasonable attorney’s fees and costs, including allocated costs of in-house counsel, to be included in any judgment recovered. In addition, the prevailing Party shall be entitled to recover reasonable attorney’s fees and costs, including allocated costs of in-house counsel, incurred in enforcing any judgment arising from a suit under this Agreement. This post-judgment attorney’s fees and costs provision shall be severable from the other provisions of this Agreement and shall survive any judgment on such suit and is not to be deemed merged into the judgment.

14.12 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence and all waivers must be in writing, signed by the waiving Party, to be effective.

14.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

14.14 Expenses. Except as set forth herein, each of the Parties will bear its or his own costs and expenses (including, but not limited to, legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

14.15 Further Assurances. Each Party shall, at the reasonable request of any other Party hereto, execute and deliver to such other Party all such further instruments, assignments,

assurances and other documents, and take such actions as such other Party may reasonably request in connection with the carrying out the terms and provisions of this Agreement.

14.16 Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from nor mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

14.17 Survival. All of the representations, warranties, covenants and agreements made by the Parties in this Agreement or pursuant hereto in any certificate, instrument or document shall survive the consummation of the transactions described herein shall survive for all applicable statute of limitations, and may be fully and completely relied upon by Sellers and Purchasers, as the case may be, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them, and shall not be deemed merged into any instruments or agreements delivered at Closing or thereafter.

14.18 Incorporation of Exhibits and Schedules. The exhibits and schedules (including the Disclosure Schedule) identified in this Agreement and the recitals first set forth above are incorporated herein by reference and made a part hereof.

14.19 Submission to Jurisdiction. Each party to this Agreement hereby submits to exclusive jurisdiction of any state or federal court within Orange County, Florida for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement hereby irrevocably waives, to the fullest extent permitted by law, any objections which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

15. DEFINITIONS. All capitalized words that are not capitalized for purposes of grammar and which are not defined in the text of this Agreement are defined terms with their definitions set forth on Exhibit 1.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

“SELLER”		“BUYER”

Christopher E. Cenac, M.D.		PainCare Holdings, Inc.

By:	/s/ Christopher E. Cenac	By:	/s/ Randy Lubinsky

Attest:		Attest: